AMENDMENT NO 2021-1

TO THE

WEIS MARKETS, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Weis Markets, Inc. (the “Company”) maintains the Weis Markets, Inc. Supplemental Executive Retirement Plan (the “Plan”) for the benefit of eligible employees; and

WHEREAS, pursuant to Section 13.10 of the Plan, the Company has the authority to amend the Plan at any time; and

WHEREAS, the Company desires to amend the Plan to allow for separate deferral election as to bonus and to reflect the cessation of Employer Profit-Sharing Credits (which are being replaced with an increased opportunity for Employer Matching Credits);

NOW, THEREFORE, in accordance with the foregoing and effective January 1, 2022, the Plan is hereby amended as follows:

1.	Section 4.02 of the Plan is amended in its entirety to read as follows:

“4.02 Amount of Compensation Deferral.

A Participant may elect to defer receipt of up to 50% of his or her Compensation (other than Compensation attributable to short-term and long-term incentive bonuses) for a calendar year. In addition, a Participant separately may elect to defer receipt of up to 100% of the portion of his or her Compensation attributable to short-term and long-term incentive bonuses”

2.	A new Section 5.01 (c) is added to the Plan to read as follows:

“(c) Not withstanding the foregoing, there shall be no Employer Profit-Sharing Credits attributable to periods beginning on or after January 1, 2022.”

3.	Except as herein amended, the Plan shall continue in full force and effect.